FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PulteGroup Announces $1.5 Billion Increase to
Share Repurchase Authorization

ATLANTA – April 23, 2026 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.5 billion increase to the Company’s share repurchase authorization. This increase brings the Company’s current share repurchase authorization to $2.1 billion.

“PulteGroup continues to allocate capital in alignment with its stated priorities of investing in the business, paying dividends and returning excess funds to shareholders,” said Ryan Marshall, PulteGroup President and CEO. “Over the past 10 years, we have invested $38 billion into our business while returning $9 billion to shareholders through dividends and share repurchases.”

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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